Exhibit No. 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Wisconsin Central Transportation Corporation
     Employee Stock Purchase Plan Administration Committee:

We consent to incorporation by reference in the previously filed registration statement (No. 33-40820) on Form S-8 of Wisconsin Central Transportation Corporation of our report dated August 29, 1997, relating to the statements of net assets available for benefits of the Wisconsin Central Transportation Corporation Employee Stock Purchase Plan as of June 30, 1997 and 1996 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended June 30, 1997.


                                                KPMG Peat Marwick LLP


Chicago, Illinois
September 24, 1997


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